Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Society Pass Incorporated

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated May 13, 2021 except as to Note 20, as to which the date is September 24, 2021, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Society Pass Incorporated for the years ended December 31, 2020 and 2019, which appears in this Registration Statement on Amendment no. 6 to Form S-1.

.

/s/ RBSM LLP

New York, New York
October 25, 2021